EXHIBIT 99.1

Tidewater Announces Agreement for New Private Placement Financing

NEW ORLEANS, September 30, 2013 (BUSINESS WIRE) – Tidewater Inc. (NYSE:TDW) announced today that it and a group of institutional investors have executed a note purchase agreement in connection with the issuance of $500 million of senior unsecured notes. The note purchase agreement contemplates two closings at which time the company expects to issue multiple series of notes. The first closing was September 30, 2013 whereby the company issued $300 million of senior unsecured notes and the second closing is expected on November 15, 2013 when the company will issue the remaining $200 million of senior unsecured notes. When issued, the notes will have maturities ranging from 7 years to 12 years and have a weighted average life to maturity of approximately 9 3⁄4 years. The notes may be retired before their respective scheduled maturity dates subject only to a make-whole provision. The weighted average coupon on the notes is 4.86%.

Proceeds from the issuance of the notes will be used to (i) refinance borrowings under the company’s existing $600 million revolving credit facility, which remains available until June 2018, (ii) fund capital expenditures related to the company’s on-going fleet enhancement program and (iii) for general corporate purposes. Since June 30, 2013, the company repaid $140 million of its maturing 4.44% senior unsecured notes issued in July 2003 and retired 500 million in Norwegian Kroner (“NOK”) denominated public bonds of its Troms Offshore Supply AS subsidiary for approximately $88 million. The Troms Offshore bonds, which were due to mature in April 2016, bore interest based on the three month Norwegian Interbank Offering Rate (“NIBOR”) plus a spread of 5.4%, or approximately 7.1% since the June 4, 2013 closing of the Troms acquisition.

The notes were issued and will be issued in a private placement to purchasers that are accredited investors and are restricted securities that may not be resold by such purchasers except pursuant to an exemption from registration under the federal securities laws.

Tidewater is the leading provider of larger Offshore Service Vessels (OSVs) to the global energy industry.

CONTACT: Tidewater Inc.

Quinn Fanning, 713-470-5231

Executive Vice President and Chief Financial Officer

or

Joe Bennett, 504-566-4506

Executive Vice President and Chief Investor Relations Officer

SOURCE: Tidewater Inc.